Exhibit 99.1

 Data from Investigator-Sponsored Trial of Oncophage(R) Cancer Vaccine
   in Glioma Presented at AACR-NCI-EORTC International Conference on
               Molecular Targets and Cancer Therapeutics

    11 of 12 Patients Receiving Oncophage Exceeded Historical Median
                        Survival of 6.5 Months

       Cancer-Specific Immune Response Demonstrated in All Treated
                                Patients

    SAN FRANCISCO--(BUSINESS WIRE)--Oct. 25, 2007--Antigenics Inc. (NASDAQ: AGEN) today announced that follow-up data from a Phase 1/2 investigator-sponsored trial of the company's investigational cancer vaccine Oncophage(R) (vitespen) in recurrent, high-grade glioma showed that 11 out of 12 patients exceeded the historical median benchmark of
6.5 months survival from time of recurrence. The results from the investigator-initiated National Institutes of Health-sponsored study, being conducted at the Brain Tumor Research Center at the University of California, San Francisco (UCSF), were presented at the International Conference on Molecular Targets and Cancer Therapeutics, jointly sponsored by the American Association for Cancer Research, National Cancer Institute and European Organization for Research and Treatment of Cancer (AACR-NCI-EROTC; abstract # 963).

    The study also showed that all 12 treated patients demonstrated a significant immune response after vaccination with Oncophage (P less than .001). Furthermore, patients with minimal residual disease at time of first vaccination (n = 7) were more likely to survive beyond nine months compared with patients with significant residual disease.

    "Our experience of treating recurrent glioma patients with Oncophage suggests that an adaptive and innate immune response can be evoked effectively in almost all patients," said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco. "We are highly encouraged by the prolonged improvement in overall survival compared with historical controls as well as identifying the optimal patient population likely to benefit from Oncophage in this disease setting. We believe the data support the growing consensus that therapeutic cancer vaccines are more likely to exert benefit in patients with minimal residual disease. I'm convinced that Oncophage will be part of conventional cancer treatment in the future."

    Derived from each individual's tumor, Oncophage is designed to program the body's immune system to target cancer cells of that patient. Oncophage has been associated with a good safety profile and has been granted fast track and orphan drug designations from the US Food and Drug Administration in both metastatic melanoma and renal cell carcinoma. Antigenics recently filed an application for marketing authorization with the Russian Ministry of Public Health for Oncophage as an adjuvant treatment for patients with intermediate-risk kidney cancer.

    Study Findings

    The investigator-sponsored Phase 1 portion of this Phase 1/2 study was designed to establish the feasibility, safety and activity of Oncophage vaccination in patients with recurrent, high-grade glioma. The trial involved two cohorts of six patients, both receiving a minimum of four Oncophage injections: the first cohort received biweekly vaccinations; the second cohort received weekly vaccinations. Using three different techniques, patients were monitored for immune response before and after Oncophage treatment.

    According to investigators, no adverse events or toxicity identified were considered attributable to the vaccine. A tumor-specific immune response was detected in all 12 patients.
Researchers plan to submit the findings for peer-review publication by year-end. Based on these results, the Phase 2 portion of this study was launched in early October 2007.

    About Brain and Spinal Cord Tumors

    Glioma is a cancer affecting the central nervous system that begins in glial cells (connective tissue cells that surround and support nerve cells). Malignant glioma is currently a fatal disease. The American Cancer Society estimates that 20,500 malignant tumors of the brain or spinal cord will be diagnosed during 2007 in the United States, and that about 12,740 people will die from these tumors. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

    About UCSF

    UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials.

    This press release contains forward-looking information, including, without limitation, statements regarding the potential ability to invoke immune responses in cancer patients; the correlations between Oncophage treatment, immune responses, and patient benefit and overall survival; the ability of cancer vaccines to benefit certain patient populations such as those with minimal residual disease; the likelihood of Oncophage to become a conventional cancer treatment in the future; the safety profile of Oncophage; future plans to publish trial data and results; and the demographics for disease indications. These risks and uncertainties include, among others, the risk that a small investigator-sponsored study in 12 patients is not representative of what will be shown in larger trials that could support registration; timing and results of on-going and future studies involving Oncophage; the ability and determination of program collaborators to continue to pursue Oncophage programs; decisions of regulatory authorities; and the factors described in the Risk Factors section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.

    CONTACT: Antigenics
             Media Relations
             Sunny Uberoi, 917-443-3325
             suberoi@antigenics.com
             or
             Investor Relations
             Robert Anstey, 800-962-2436
             ir@antigenics.com